ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-283969 Dated August 25, 2026
Buffered PLUS Based on the Value of an Unequally Weighted Basket Consisting of Two Indices due September 6, 2028
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
This document provides a summary of the terms of the Buffered Performance Leveraged Upside SecuritiesSM (the “Buffered PLUS”). Investors should carefully review the accompanying preliminary pricing supplement for the Buffered PLUS, the accompanying product supplement, the underlier supplement and the prospectus, as well as the “Risk Considerations” section below, before making an investment decision.
The Buffered PLUS do not guarantee the full return of principal at maturity and you could lose some and up to 90% of your investment. The Buffered PLUS are senior debt securities issued by The Toronto-Dominion Bank (“TD”), and all payments on the Buffered PLUS are subject to the credit risk of TD. As used in this document, “we,” “us,” or “our” refers to The Toronto-Dominion Bank and its subsidiaries.
SUMMARY TERMS
Issuer:	The Toronto-Dominion Bank
Issue:	Senior Debt Securities, Series H
Basket:	Basket component	Bloomberg ticker	Basket component weighting
	Russell 2000® Index	RTY	30.00%
	S&P 500® Index	SPX	70.00%
* The initial basket component values will be the basket component closing value on the pricing date and the initial basket component values and multipliers will be determined on the pricing date
Stated principal amount:	$1,000.00 per Buffered PLUS
Issue price:	$1,000.00 per Buffered PLUS
Minimum investment:	$1,000.00 (1 Buffered PLUS)
Coupon:	None
Pricing date:	August 31, 2026
Original issue date:	September 3, 2026 (3 business days after the pricing date; see preliminary pricing supplement).
Valuation date:	August 31, 2028, subject to postponement for certain market disruption events and as described in the accompanying product supplement.
Maturity date:	September 6, 2028, subject to postponement for certain market disruption events and as described in the accompanying product supplement.
Payment at maturity per Buffered PLUS:
■         If the final basket value is greater than the initial basket value:
$1,000.00 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
■        If the final basket value is less than or equal to the initial basket value, but not by more than the buffer amount:
$1,000.00
■         If the final basket value is less than the initial basket value by more than the buffer amount
$1,000.00 + [$1,000.00 × (basket return + buffer amount)]
If the final basket value is less than the initial basket value by more than the buffer amount, you will lose 1% for every 1% that the final basket value falls below the initial basket value in excess of the buffer amount and could lose up to 90% of your investment in the Buffered PLUS.

Basket return:	(final basket value − initial basket value) / initial basket value
Buffer amount:	10%
Leverage factor:	200%
Leveraged upside payment:	$1,000.00 × leverage factor × underlying return
Maximum gain:	20.60%
Maximum payment at maturity:	$1,206.00 per Buffered PLUS (120.60% of the stated principal amount)
Initial basket value:
100.00, which will be equal to the sum of the products (i) of the initial basket component values of each of the basket components, and (ii) the applicable multiplier for each of the basket components, each of which will be determined on the pricing date.

Final basket value:	The basket closing value on the valuation date.
Basket closing value:
The basket closing value on any day is the sum of the products of (i) the basket component closing value of each of the basket components and (ii) the applicable multiplier for such basket component on such date.

Basket component closing value:	With respect to each basket component, as determined by the calculation agent and as described in the accompanying preliminary pricing supplement
Multiplier:
The multipliers will be set on the pricing date based on each basket component’s respective initial basket component value so that each basket component will represent its applicable basket component weighting in the predetermined initial basket value. Each multiplier will remain constant for the term of the Buffered PLUS.

CUSIP/ISIN:	89115NDK7 / US89115NDK72
Listing:	The Buffered PLUS will not be listed or displayed on any securities exchange or any electronic communications network.
Commission:	$25.00 per stated principal amount.
Estimated value on the pricing date:	Expected to be between $935.00 and $970.00 per Buffered PLUS. See “Risk Factors” in the preliminary pricing supplement.
Preliminary pricing supplement	https://www.sec.gov/Archives/edgar/data/947263/000114036126033827/ef20080725_424b2.htm

HYPOTHETICAL PAYOUT
The below figures are based on the leverage factor of 200% and maximum gain of 20.60% and are purely hypothetical (the actual terms of your Buffered PLUS will be determined on the pricing date and will be specified in the final pricing supplement).
Hypothetical Payment at Maturity

Change in Underlying Basket	Payment at Maturity
+40.00%	$1,206.00
+30.00%	$1,206.00
+20.00%	$1,206.00
+10.30%	$1,206.00
+9.00%	$1,180.00
+6.00%	$1,120.00
+3.00%	$1,060.00
0.00%	$1,000.00
-5.00%	$1,000.00
-10.00%	$1,000.00
-20.00%	$900.00
-30.00%	$800.00
-40.00%	$700.00
-50.00%	$600.00
-60.00%	$500.00
-75.00%	$350.00
-100.00%	$100.00

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You will find a link to the accompanying preliminary pricing supplement for the Buffered PLUS above and links to the accompanying product supplement, underlier supplement and prospectus for the Buffered PLUS under “Additional Information About TD and the Buffered PLUS” in the preliminary pricing supplement, which you should read and understand prior to investing in the Buffered PLUS.
The issuer has filed a registration statement (including a prospectus as supplemented by an underlier supplement, product supplement and the preliminary pricing supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying prospectus in that registration statement and the other documents the issuer has filed with the SEC, including the accompanying preliminary pricing supplement, product supplement and underlier supplement, for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free at 1-855-303-3234. Our Central Index Key, or CIK, on the SEC website is 0000947263.
Risk Considerations
The risks set forth below are discussed in more detail in the “Risk Factors” section in the preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.
Risks Relating to Return Characteristics
▪	You may lose up to 90% of your investment in the Buffered PLUS.
▪	The stated payout from the issuer applies only at maturity.
▪	Your potential return on the Buffered PLUS is limited to the maximum gain.
▪	You will not receive any interest payments.
▪	The amount payable on the Buffered PLUS is not linked to the value of the basket at any time other than the valuation date.
▪	Owning the Buffered PLUS is not the same as owning the basket component constituent stocks.
Risks Relating to Characteristics of the Basket and the Basket Components
▪	The basket is unequally weighted, and changes in the level of one basket component may be offset by changes in the level of the other basket component.
▪	Correlation (or lack of correlation) of the basket components may adversely affect your return on the Buffered PLUS.
▪	An investment in the Buffered PLUS involves market risk associated with the basket components.
▪	There can be no assurance that the investment view implicit in the Buffered PLUS will be successful.
▪	Changes affecting a basket component could have an adverse effect on the market value of, and any amount payable on, the Buffered PLUS.
▪	The basket components reflect price return, not total return.
▪	The Buffered PLUS are subject to small-capitalization stock risks.
▪	There is no affiliation between any index sponsor and TD, and TD is not responsible for any disclosure by any index sponsor.
Risks Relating to Estimated Value and Liquidity
▪	The estimated value of your Buffered PLUS is expected to be less than the public offering price of your Buffered PLUS.
▪	The estimated value of your Buffered PLUS is based on our internal funding rate.
▪	The estimated value of the Buffered PLUS is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions.
▪
The estimated value of your Buffered PLUS is not a prediction of the prices at which you may sell your Buffered PLUS in the secondary market, if any, and such secondary market prices, if any, will likely be less than the public offering price of your Buffered PLUS and may be less than the estimated value of your Buffered PLUS.

▪	The temporary price at which the agent may initially buy the Buffered PLUS in the secondary market may not be indicative of future prices of your Buffered PLUS.
▪	The underwriting discount, offering expenses and certain hedging costs are likely to adversely affect secondary market prices.
▪	There may not be an active trading market for the Buffered PLUS — sales in the secondary market may result in significant losses.
▪	If the value of a basket component changes, the market value of your Buffered PLUS may not change in the same manner.
Risks Relating to General Credit Characteristics
▪	Investors are subject to TD’s credit risk, and TD’s credit ratings and credit spreads may adversely affect the market value of the Buffered PLUS.
Risks Relating to Hedging Activities and Conflicts of Interest
▪	There are potential conflicts of interest between you and the calculation agent.
▪	The valuation date, and therefore the maturity date, are subject to market disruption events and postponements.
▪	Trading and business activities by TD or its affiliates may adversely affect the market value of, and return on, the Buffered PLUS.
Risks Relating to Canadian and U.S. Federal Income Taxation
▪	Significant aspects of the tax treatment of the Buffered PLUS are uncertain.
The Basket and Basket Components
For information about the Basket and Basket Components, including historical performance information, see Information About the Basket and Basket Components” in the preliminary pricing supplement.

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